Exhibit 99.1

NEWS RELEASE
Contact:	Barry Sievert
Vice President, Investor Relations
(214) 303-3437

DEAN FOODS REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

•	Q4 Loss per Share of $0.05, Adjusted Diluted Earnings per Share increase 80% to $0.27

•	Company Changes Reporting Segments to Reflect Current Business Strategy

•	Q4 WhiteWave-Alpro Operating Income Increases 21%; Adjusted Operating Income Increases 17%

•	Fresh Dairy Direct Returns to Growth in Q4; Operating Income Increases 11%

•	Morningstar Foods Completes Solid Year with Strong Q4 Performance

•	Q4 Corporate Expense Declines on Tight Cost Control

•	First Quarter 2012 Guidance of $0.18-$0.23 per Adjusted Diluted Share

•	Full Year 2012 Guidance of $0.87-$0.95 per Adjusted Diluted Share

DALLAS, February 15, 2012 – Dean Foods Company (NYSE: DF) today announced fourth quarter financial results highlighted by a return to growth in its fluid milk business, and continued strong performance from its branded businesses.

“2011 was a year of transition for Dean Foods, and we exited the year much stronger than we entered it,” said Gregg Engles, Chairman and CEO. “After two years of significant pressure on the fluid milk business, our continued efforts to reduce costs and the stabilization of milk costs led to a return to year-over-year profit growth in the fourth quarter at Fresh Dairy Direct. WhiteWave-Alpro posted another quarter and year of solid top and bottom-line growth, driven by strong brands, marketing and innovation in growing categories. Excluding the estimated impact of our divestiture of our private label yogurt business, our Morningstar segment delivered fourth quarter results on par with a year ago, closing out a solid year of growth. On a consolidated basis, results improved as the year progressed and we finished the year with strong fourth quarter consolidated adjusted operating income growth.”

For the fourth quarter of 2011, the Company recorded a loss of $0.05 per diluted share, compared to a fourth quarter 2010 loss of $0.11 per diluted share. On an adjusted basis, fourth quarter 2011 diluted earnings per share were $0.27, an 80% increase from the $0.15 per diluted share earned in the prior year’s fourth quarter.

For the fourth quarter of 2011, the net loss attributable to Dean Foods totaled $10 million, compared to a net loss of $21 million in the prior year’s fourth quarter. Adjusted net income for the fourth quarter was $51 million, an 89% increase from $27 million in the fourth quarter of 2010.

CONSOLIDATED NET SALES

Net sales for the fourth quarter totaled $3.3 billion, compared to $3.2 billion of net sales in the fourth quarter of 2010.

CONSOLIDATED OPERATING INCOME/LOSS

Consolidated operating loss in the fourth quarter totaled $19 million, compared to consolidated operating income of $63 million in the fourth quarter of 2010. Adjusted fourth quarter consolidated operating income totaled $135 million, compared to $112 million in the fourth quarter of 2010.

Summary of Dean Foods Fourth Quarter 2011 Operating Results

	Q4 2011
	$ millions	Y/Y
	(except EPS)	Change
Consolidated Adjusted Operating Income	$135	+21%
Interest Expense	$60	-7%
Consolidated Adjusted Net Income	$51	+89%
Adjusted Diluted Earnings per Share	$0.27	+80%

SEGMENT CHANGE

Significant changes in the fluid milk business and diverging market conditions, go-to-market models and customer bases have increasingly led management to view the Fresh Dairy Direct and Morningstar businesses differently. In the fourth quarter of 2011, management began managing, investing in, and developing strategy for these businesses separately. Therefore, the Company will now report the business in three segments: Fresh Dairy Direct, WhiteWave-Alpro, and Morningstar. The Company will post supplemental financial information regarding the segments on its website today at http://www.deanfoods.com/DF_SupplementalFinancialInformation.pdf.

WhiteWave-Alpro is a world-class globally branded platform with a history of strong top and bottom-line growth driven by innovation and market leading brands in growth categories. In 2011, WhiteWave-Alpro net sales and adjusted operating income, which excludes the non-controlling interest in the Hero/WhiteWave joint venture, totaled $2.1 billion and $206 million, respectively. Fresh Dairy Direct is focused on winning in fluid milk by driving to the lowest cost and providing superior customer service through one of the country’s largest refrigerated direct store delivery networks. In 2011, Fresh Dairy Direct net sales and operating income totaled $9.6 billion and $349 million, respectively. Market dynamics remain challenging, and the Company continues to reduce costs, particularly in SG&A, to increase the competitiveness and profitability of the business.

Morningstar is a leading provider of value-added extended shelf life fluid and cultured dairy products with an emphasis on foodservice customers and private label retail. In 2011, Morningstar net sales and operating income totaled $1.3 billion and $95 million, respectively. Long-term success is expected to be driven by continued innovation and strong customer relationships.

FRESH DAIRY DIRECT

For the fourth quarter, Fresh Dairy Direct fluid milk volumes declined 1.5%. Excluding the estimated impact of the September 2011 divestiture of the Waukesha facility, Fresh Dairy Direct fluid milk volumes were flat with the fourth quarter of 2010. This compares to the balance of the industry that experienced a volume decline of approximately 2.4% on a year-over-year basis, based on USDA data and company estimates.

Fourth Quarter 2011 Fresh Dairy Direct Summary

		Y/Y
	Q4 2011	Change
Fluid Milk Volume	—	-1.5%
Fluid Milk Volume, adjusted*	—	flat
Operating Income ($ millions)	$99	+11%

*	adjusted to exclude the estimated impact of September 2011 Waukesha, WI plant divestiture

Soft volumes in the quarter were offset by the pass-through of higher average commodity costs, resulting in Fresh Dairy Direct net sales of $2.4 billion, a 4% increase from $2.3 billion in net sales for the fourth quarter of 2010. The fourth quarter 2011 average Class I Mover, a measure of raw milk costs, was $18.83 per hundred-weight, a decline of 12% from the previous quarter, but 11% higher than the fourth quarter of 2010.

Fourth quarter Fresh Dairy Direct operating income was $99 million, an 11% increase from the $90 million in the fourth quarter of 2010.

WHITEWAVE – ALPRO

For the fourth quarter of 2011, the WhiteWave-Alpro segment reported net sales of $559 million, 6% higher than fourth quarter 2010 net sales of $527 million, due to solid growth in creamers and plant-based beverages. Among the product categories at WhiteWave-Alpro, sales in the branded creamers business, which includes both International Delight® and Land O’Lakes® creamers, increased in the high-single digits on continued strength behind International Delight innovation. Silk® sales increased mid-single digits on continued strength of Silk PureAlmond®. Affected by supply constraints for organic raw milk, Horizon Organic® branded milk net sales were flat with the year ago period. Alpro net sales increased mid-single digits in the quarter both on a constant currency basis and after currency translation.

Fourth Quarter 2011 WhiteWave-Alpro Summary

	Q4 2011	Y/Y
	$ millions	Change
Net Sales	$559	+6%
Operating Income	$58	+21%
Operating Income, adjusted*	$59	+17%

*	Adjusted to exclude the non-controlling interest in the Hero/WhiteWave joint venture

In the fourth quarter, WhiteWave-Alpro operating income totaled $58 million, a 21% increase from the fourth quarter of 2010. Excluding the non-controlling interest in the Hero/WhiteWave joint venture, WhiteWave-Alpro fourth quarter 2011 adjusted operating income was $59 million, an increase of 17% from $50 million in the fourth quarter of 2010.

MORNINGSTAR

Fourth quarter 2011 volumes were flat from year ago results. Excluding the estimated impact of the April 2011 divestiture of its private label yogurt business, fourth quarter volumes increased 12% over prior year.

A mix shift within the portfolio drove Morningstar fourth quarter net sales growth of 7% over the prior year quarter.

Fourth Quarter 2011 Morningstar Summary

		Y/Y
	Q4 2011	Change
Volume	—	flat
Operating Income ($ millions)	$23	-6%

Morningstar operating income declined 6% in the fourth quarter, due principally to the yogurt divestiture in the second quarter of 2011.

CORPORATE EXPENSE

Fourth quarter 2011 Corporate expense totaled $46 million, 13% lower than the $53 million reported in the fourth quarter of 2010.

CASH FLOW

Net cash provided by continuing operations for the year ended December 31, 2011 totaled $449 million, compared to $526 million in 2010. Free cash flow provided by operations, which is defined as net cash provided by continuing operations less capital expenditures, totaled $123 million for the year ended December 31, 2011, compared to $224 million in 2010. A reconciliation between net cash provided by continuing operations and free cash flow provided by continuing operations is included below.

Capital expenditures for the full year 2011 totaled $326 million, compared to $302 million in 2010. During the year ended December 31, 2011, total debt outstanding, net of cash on hand, decreased by $324 million. Total debt at December 31, 2011, net of $115 million in cash on hand, was $3.65 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, was 4.64x as of the end of the fourth quarter versus a maximum leverage covenant ratio of 5.75x. The current maximum leverage ratio remains in effect until March 31, 2012, when it steps down to 5.50x. The Company continues to focus on reducing its overall leverage.

FULL YEAR RESULTS

The Company reported a loss of $8.59 per share for the full year 2011, as compared to earnings of $0.50 per diluted share for the full year 2010. The loss for the year was driven by a goodwill impairment charge related to Fresh Dairy Direct of $1.6 billion, net of tax, in the second half of 2011. On an adjusted basis, the Company earned $0.77 per diluted share for the full year 2011, compared to $0.80 for the full year 2010. For the full year 2011, consolidated operating loss totaled $1.8 billion, in comparison to consolidated operating income of $400 million in 2010. On an adjusted basis, full year 2011 consolidated operating income totaled $464 million, compared to $472 million for the full year 2010.

Net loss attributable to Dean Foods totaled $1.6 billion for the full year 2011, compared with net income of $91 million in the previous year. On an adjusted basis, net income for the full year 2011 totaled $141 million, compared to $147 million in 2010. Net sales for the year ended December 31, 2011 totaled $13.1 billion, compared to $12.1 billion for the same period last year.

Full year fluid milk volumes at Fresh Dairy Direct declined 1.4% in 2011. Total product volumes for the segment declined 2.5%, excluding the estimated impact of the Waukesha, Wisconsin fluid milk and Mountain High yogurt divestitures. The lower volumes were offset by the pass-through of higher overall commodity costs driving an overall increase in Fresh Dairy Direct net sales of 7% to $9.6 billion for 2011 from $9.0 billion in 2010. The Class I Mover, which is an indicator of the Company’s raw milk costs, averaged $19.13 per hundred-weight for the year, 25% above the 2010 average price of $15.35. Full year Fresh Dairy Direct operating income was $349 million, a 15% decline from the $413 million recorded in the previous year.

For the full year 2011, WhiteWave-Alpro net sales were $2.1 billion, a 9% increase over $1.9 billion in net sales for the full year 2010. For the full year 2011, WhiteWave-Alpro adjusted operating income increased 18% to $206 million from 2010 full year operating income of $175 million.

At Morningstar, full year 2011 volumes declined 5% from 2010. Excluding the estimated impact of the divestiture of a private label yogurt business in the second quarter of 2011, full year 2011 volumes increased 4% over the prior year. The pass-through of higher input costs drove an 11% increase in net sales. Morningstar full year 2011 operating income of $95 million represents a 5% increase over $91 million for 2010, despite the second quarter yogurt divestiture.

For the full year 2011, Corporate expense totaled $187 million, compared to $208 million for the full year 2010.

FORWARD OUTLOOK

“Looking ahead, we are cautiously optimistic as we enter 2012,” continued Engles. “Our biggest concerns are continued fluid milk category weakness and industry pricing pressures. Our 2012 plans assume flat FDD volume, excluding the impact of divestitures. Additional category weakness would introduce incremental risk to our plan. However, we believe our actions to significantly reduce supply chain and overhead costs and simplify the FDD organization have positioned the business to stabilize and compete effectively in a challenging marketplace. Our current 2012 forecasts for raw milk costs suggest a more stable commodity environment than in recent periods. Following a decline in the first quarter, we expect relatively flat raw milk costs for the balance of the year. Any significant raw milk cost inflation from current forecasts would present a challenge for our outlook. Based on our current assumptions and visibility, we expect 2012 operating income growth for Fresh Dairy Direct to be in the low-to-mid single digits.

“For WhiteWave-Alpro, we expect continued strong top-line performance from coffee creamers and beverages and plant-based food and beverages, as we build on our current momentum with additional investment in brand building and innovation. We expect Horizon milk sales to be soft through much of the year as the industry works through short supplies of organic raw milk. All in, including an anticipated negative currency impact, we expect solid mid-single digit top-line growth at WhiteWave-Alpro in 2012.

“At the WhiteWave-Alpro operating income line, we expect another solid full-year performance. On a quarterly basis, operating income growth is expected to be heavily weighted to the back half of the year. Start up costs for the new Dallas manufacturing facility and the launch costs of International Delight Iced Coffee, Silk Fruit and Protein, and Alpro’s new plant-based beverages will pressure first half profits. The incremental investment behind these product launches will likely result in flat operating income performance through the first half of the year. We expect very strong operating income performance for WhiteWave-Alpro in the back half and full-year operating income growth in the high-single to low-double digits.

“Morningstar enters 2012 with good momentum and we expect solid underlying volume and operating income growth for the business this year. However, growth will be somewhat offset in the first half by the overlap of last year’s second quarter yogurt divestiture. All in, we expect mid-single digit 2012 operating income growth.

“Corporate costs will provide a tailwind as SG&A cost reductions taken in the latter part of 2011 and early 2012 drive year-over-year expense favorability. Adding it all up, we expect full year consolidated operating income growth to be in the high-single to low-double digits.

“Weighing all of these factors, we expect adjusted diluted EPS growth of between 13%-24%, or adjusted diluted earnings of between $0.87 and $0.95 per share. For the first quarter, we expect relatively flat Fresh Dairy Direct and WhiteWave-Alpro operating income to be offset by stronger Morningstar results and lower corporate costs to yield adjusted diluted earnings of $0.18- $0.23 per share.”

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s site at www.deanfoods.com/investors. A slide presentation will accompany the webcast.

ABOUT DEAN FOODS

Dean Foods is a leading food and beverage company in the United States and a European leader in branded plant-based foods and beverages. The Company’s Fresh Dairy Direct segment is one of the nation’s largest processors and direct-to-store distributors of fluid milk marketed under more than 50 local and regional dairy brands and private labels. Fresh Dairy Direct also distributes ice cream, cultured products, juices, teas, bottled water and other products. The WhiteWave-Alpro segment produces and sells an array of branded dairy, plant-based food and beverages, and coffee creamers. WhiteWave brands – including Silk®, Horizon Organic®, International Delight®, and LAND O’LAKES® – are category leaders and consumer favorites. Alpro is the pan-European leader in branded soy food and beverage products with the Alpro® soya and Provamel® brands. Morningstar Foods is a leading warehouse delivery dairy business that produces and sells traditional and specialty items, including cultured dairy products, ice cream mixes, coffee creamers, aerosol whipped toppings, traditional and value-added milks, and blended iced beverages to retailers and foodservice providers nationwide. For more information, visit www.deanfoods.com.

CONTACT: Corporate Communications, Liliana Esposito, +1-214-721-7766; or Investor Relations, Barry Sievert, +1-214-303-3438

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance, cost reduction strategies, divestitures, capital expenditures, new product launches and expected financial performance. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted cost reductions, sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

(Tables to follow)

# # #

DEAN FOODS COMPANY

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share data)

	GAAP		ADJUSTED*
	Three months ended December 31,		Three months ended December 31,
	2011	2010	2011		2010
Net sales	$3,296,034	$3,152,961	$3,296,034		$3,152,961
Cost of sales	2,529,556	2,395,885	2,529,556		2,395,885

Gross profit	766,478	757,076	766,478		757,076
Operating costs and expenses:
Selling and distribution	487,170	482,940	487,170		482,940
General and administrative	142,370	164,373	142,370		161,778	(g)
Amortization of intangibles	2,580	2,815	2,580		2,815
Facility closing and reorganization costs	3,536	14,448	—	(c)	—	(c)
Litigation settlements	—	30,000	—		—	(d)
Goodwill impairment	149,836	—	—	(e)	—
Other operating income	(270)	—	—	(a)	—
Loss attributable to non-controlling interest in Hero JV	—	—	(594	)(f)	(2,192	)(f)

Total operating costs and expenses	785,222	694,576	631,526		645,341

Operating income (loss)	(18,744)	62,500	134,952		111,735
Interest expense	61,315	70,559	60,465	(d)	64,974	(h)
Other (income) expense, net	(746)	263	(746)		263

Income (loss) from continuing operations before income taxes	(79,313)	(8,322)	75,233		46,498
Income tax expense (benefit)	(68,814)	14,387	24,600	(i)	19,714	(i)

Income (loss) from continuing operations	(10,499)	(22,709)	50,633		26,784
Loss on sale of discontinued operations, net of tax	—	(673)	—		—	(j)
Gain from discontinued operations, net of tax	—	414	—		—	(j)

Net income (loss)	(10,499)	(22,968)	50,633		26,784
Net loss attributable to non-controlling interest	625	2,224	—	(f)	—	(f)

Net income (loss) attributable to Dean Foods Company	$(9,874)	$(20,744)	$50,633		$26,784

Average common shares:
Basic	183,711	182,194	183,711		182,194
Diluted	183,711	182,194	184,468	(k)	182,416	(k)
Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.05)	$(0.11)	$0.28		$0.15
Income from discontinued operations attributable to Dean Foods Company	—	—	—		—

Net income (loss) attributable to Dean Foods Company	$(0.05)	$(0.11)	$0.28		$0.15

Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.05)	$(0.11)	$0.27		$0.15
Income from discontinued operations attributable to Dean Foods Company	—	—	—		—

Net income (loss) attributable to Dean Foods Company	$(0.05)	$(0.11)	$0.27		$0.15

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share data)

	GAAP		ADJUSTED*
	Twelve months ended December 31,		Twelve months ended December 31,
	2011	2010	2011		2010
Net sales	$13,055,493	$12,122,887	$13,055,493		$12,122,887
Cost of sales	10,037,907	9,116,965	10,037,907		9,116,965

Gross profit	3,017,586	3,005,922	3,017,586		3,005,922

Operating costs and expenses:
Selling and distribution	1,963,748	1,904,526	1,963,748		1,904,526
General and administrative	608,868	629,656	585,604	(a) (b)	627,061	(g)
Amortization of intangibles	10,539	11,295	10,539		11,295
Facility closing and reorganization costs	45,688	30,761	—	(c)	—	(c)
Litigation settlements	131,300	30,000	—	(d)	—	(d)
Goodwill impairment	2,075,836	—	—	(e)	—
Other operating income	(16,831)	—	—	(a)	—
Loss attributable to non-controlling interest in Hero JV	—	—	(6,217	)(f)	(8,613	)(f)

Total operating costs and expenses	4,819,148	2,606,238	2,553,674		2,534,269

Operating income (loss)	(1,801,562)	399,684	463,912		471,653
Interest expense	252,951	248,301	251,251	(d)	236,014	(h)
Other (income) expense, net	(1,915)	161	(1,915)		161

Income (loss) from continuing operations before income taxes	(2,052,598)	151,222	214,576		235,478
Income tax expense (benefit)	(456,811)	73,482	73,599	(i)	88,977	(i)

Income (loss) from continuing operations	(1,595,787)	77,740	140,977		146,501
Gain on sale of discontinued operations, net of tax	3,616	7,521	—	(j)	—	(j)
Loss from discontinued operations, net of tax	—	(2,505)	—		—	(j)

Net income (loss)	(1,592,171)	82,756	140,977		146,501
Net loss attributable to non-controlling interest	16,550	8,735	—	(f)	—	(f)

Net income (loss) attributable to Dean Foods Company	$(1,575,621)	$91,491	$140,977		$146,501

Average common shares:
Basic	183,388	181,799	183,388		181,799
Diluted	183,388	182,862	184,280	(k)	182,862
Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(8.61)	$0.48	$0.77		$0.81
Income from discontinued operations attributable to Dean Foods Company	0.02	0.02	—		—

Net income (loss) attributable to Dean Foods Company	$(8.59)	$0.50	$0.77		$0.81

	—	—	—		—
Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(8.61)	$0.47	$0.77		$0.80
Income from discontinued operations attributable to Dean Foods Company	0.02	0.03	—		—

Net income (loss) attributable to Dean Foods Company	$(8.59)	$0.50	$0.77		$0.80

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$114,851	$92,007
Other current assets	1,601,471	1,724,209

Total current assets	1,716,322	1,816,216
Property, plant and equipment, net	2,114,380	2,113,391
Intangibles and other assets	1,923,661	4,027,060

Total Assets	$5,754,363	$7,956,667

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Total current liabilities, excluding debt	$1,293,003	$1,266,715
Total long-term debt, including current portion	3,765,928	4,067,525
Other long-term liabilities	794,083	1,108,359
Total equity (deficit)	(103,398)	1,499,525
Non-controlling interest	4,747	14,543

Total Dean Foods Company stockholders’ equity (deficit)	(98,651)	1,514,068

Total Liabilities and Stockholders' Equity (Deficit)	$5,754,363	$7,956,667

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Twelve months ended December 31,
	2011	2010
Operating Activities
Net cash provided by continuing operations	$448,516	$525,700
Net cash provided by discontinued operations	774	8,765

Net cash provided by operating activities	449,290	534,465

Investing Activities
Payments for property, plant and equipment	(325,484)	(301,974)
Proceeds from insurance claims	786	—
Proceeds from divestitures	185,270	—
Proceeds from sale of fixed assets	7,552	8,399

Net cash used in investing activities — continuing operations	(131,876)	(293,575)
Net cash provided by investing activities — discontinued operations	3,616	24,121

Net cash used in investing activities	(128,260)	(269,454)

Financing Activities
Net repayment of debt	(303,408)	(176,657)
Payment of deferred financing costs	(600)	(52,720)
Issuance of common stock, net	3,623	3,415
Capital contribution from non-controlling interest	6,754	7,992
Other	33	278

Net cash used in financing activities	(293,598)	(217,692)

Effect of exchange rate changes on cash and cash equivalents	(4,588)	(502)

Increase in cash and cash equivalents	22,844	46,817
Cash and cash equivalents, beginning of period	92,007	45,190

Cash and cash equivalents, end of period	$114,851	$92,007

Computation of Free Cash Flow provided by continuing operations

Net cash provided by continuing operations	$448,516	$525,700
Net additions to property, plant and equipment	(325,484)	(301,974)

Free cash flow provided by continuing operations	$123,032	$223,726

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands)

	Three months ended
	December 31, 2011
		Asset write-down	Facility closing			Non-controlling	Deferred
		& (gain) loss on	&reorganization	Litigation	Goodwill	interest in	tax
	GAAP	sales of assets (a)	costs (c)	settlements (d)	impairment (e)	Hero JV (f)	adjustment (i)	Other adjustments	Adjusted
Segment operating income (loss):
Fresh Dairy Direct	$99,384	$—	$—	$—	$—	$—	$—	$—	$99,384
Morningstar	23,040	—	—	—	—	—	—	—	23,040
Whitewave -Alpro	57,950	—	—	—	—	594	—	—	58,544
Corporate	(46,016)	—	—	—	—	—	—	—	(46,016)
Facility closing and reorganization costs	(3,536)	—	3,536	—	—	—	—	—	—
Goodwill impairment	(149,836)	—	—	—	149,836	—	—	—	—
Other operating income	270	(270)	—	—	—	—	—	—	—

Total operating income (loss)	$(18,744)	$(270)	$3,536	$—	$149,836	$594	$—	$—	$134,952

Net income (loss) attributable to Dean Foods Company (i)	$(9,874)	$(176)	$2,245	$547	$57,891	$—	$—	$—	$50,633

Diluted earnings (loss) per share (k)	$(0.05)	$—	$0.01	$—	$0.31	$—	$—	$—	$0.27

	Three months ended
	December 31, 2010
		Asset write-down	Facility closing			Non-controlling	Deferred
		& (gain) loss on	& reorganization	Litigation	Goodwill	interest in	tax	Other
	GAAP	sales of assets (a)	costs (c)	settlements (d)	impairment (e)	Hero JV (f)	adjustment (i)	adjustments (g) (h) (j)	Adjusted
Segment operating income (loss):
Fresh Dairy Direct	$89,877	$—	$—	$—	$—	$—	$—	$—	$89,877
Morningstar	24,530	—	—	—	—	—	—	—	24,530
Whitewave - Alpro	47,814	—	—	—	—	2,192	—	—	50,006
Corporate	(55,273)	—	—	—	—	—	—	2,595	(52,678)
Facility closing and reorganization costs	(14,448)	—	14,448	—	—	—	—	—	—
Litigation settlements	(30,000)	—	—	30,000	—	—	—	—	—

Total operating income	$62,500	$—	$14,448	$30,000	$—	$2,192	$—	$2,595	$111,735

Net income (loss) attributable to Dean Foods Company (i)	$(20,744)	$—	$11,124	$19,763	$—	$—	$10,848	$5,793	$26,784

Diluted earnings (loss) per share (k)	$(0.11)	$—	$0.06	$0.11	$—	$—	$0.06	$0.03	$0.15

* See notes to Earnings Release Tables

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands)

	Twelve months ended December 31, 2011
	GAAP	Asset write-down & (gain) loss on sales of assets (a)	Postretirement benefits adjustment (b)	Facility closing & reorganization costs (c)	Litigation settlements (d)	Goodwill impairment (e)	Non-controlling interest in Hero JV (f)	Deferred tax adjustment (i)	Other adjustments (j)	Adjusted
Segment operating income (loss):
Fresh Dairy Direct	$349,488	$—	$—	$—	$—	$—	$—	$—	$—	$349,488
Morningstar	95,404	—	—	—	—	—	—	—	—	95,404
Whitewave - Alpro	199,673	—	—	—	—	—	6,217	—	—	205,890
Corporate	(210,134)	8,092	15,172	—	—	—	—	—	—	(186,870)
Facility closing and reorganization costs	(45,688)	—	—	45,688	—	—	—	—	—	—
Litigation settlements	(131,300)	—	—	—	131,300	—	—	—	—	—
Goodwill impairment	(2,075,836)	—	—	—	—	2,075,836	—	—	—	—
Other operating income	16,831	(16,831)	—	—	—	—	—	—	—	—

Total operating income (loss)	$(1,801,562)	$(8,739)	$15,172	$45,688	$131,300	$2,075,836	$6,217	$—	$—	$463,912

Net income (loss) attributable to Dean Foods Company (i)	$(1,575,621)	$(12,337)	$9,769	$29,259	$85,632	$1,607,891	$—	$—	$(3,616)	$140,977

Diluted earnings (loss) per share (k)	$(8.59)	$(0.06)	$0.05	$0.16	$0.47	$8.77	$—	$—	$(0.02)	$0.77

	Twelve months ended December 31, 2010
	GAAP	Asset write- down & (gain) loss on sales of assets (a)	Postretirement benefits adjustment (b)	Facility closing & reorganization costs (c)	Litigation settlements (d)	Goodwill impairment (e)	Non-controlling interest in Hero JV (f)	Deferred tax adjustment (i)	Other adjustments (g) (h) (j)	Adjusted
Segment operating income (loss):
Fresh Dairy Direct	$413,486	$—	$—	$—	$—	$—	$—	$—	$—	$413,486
Morningstar	90,956	—	—	—	—	—	—	—	—	90,956
Whitewave - Alpro	166,269	—	—	—	—	—	8,613	—	—	174,882
Corporate	(210,266)	—	—	—	—	—	—	—	2,595	(207,671)
Facility closing and reorganization costs	(30,761)	—	—	30,761	—	—	—	—	—	—
Litigation settlements	(30,000)	—	—	—	30,000	—	—	—	—	—

Total operating income	$399,684	$—	$—	$30,761	$30,000	$—	$8,613	$—	$2,595	$471,653

Net income attributable to Dean Foods Company (i)	$91,491	$—	$—	$19,764	$19,763	$—	$—	$10,848	$4,635	$146,501

Diluted earnings per share	$0.50	$—	$—	$0.11	$0.11	$—	$—	$0.06	$0.02	$0.80

*	See notes to Earnings Release Tables

For the three and twelve months ended December 31, 2011 and 2010, the adjusted results and certain other non-GAAP financial measures differ from the Company’s results under GAAP by excluding the following:

(a)	The adjustment reflects the elimination of the following:

a.	A net gain resulting from the sales of our Mountain High and private label yogurt operations, which closed on February 1, 2011 and April 1, 2011, respectively;

b.	A net loss resulting from the sale of our fluid milk operations at our manufacturing facility in Waukesha, Wisconsin, which was completed on September 8, 2011;

c.	Charges associated with the cease of use of certain corporate assets; and

d.	The write down of the Hero/WhiteWave joint venture’s long-lived assets to fair value, less cost to sell, as a result of the joint venture partners’ approval to wind down the operations of the joint venture.

(b)	The adjustment reflects the exclusion of a non-cash charge of $15.2 million for previously unrecorded other postretirement benefits related to periods prior to 2011.

(c)	The adjustment reflects the elimination of charges related to announced facility closings and reorganization costs.

(d)	The adjustment reflects the elimination of the following:

a.	For 2011, a charge and related interest accretion, in connection with our previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee.

b.	For 2010, a charge associated with an agreement reached with the plaintiffs in its previously disclosed purported class action antitrust lawsuit filed in the United States District Court for the District of Vermont to settle all claims against the Company in such action.

(e)	The adjustment reflects the elimination of the non-cash goodwill impairment charge related to our Fresh Dairy Direct segment.

(f)	The results of operations for the Hero/WhiteWave joint venture have been consolidated for financial reporting purposes. The adjustment reflects the operating loss attributable to the 50% interest in the Hero/WhiteWave joint venture that we do not own.

(g)	The adjustment reflects the elimination of transaction-related fees on acquisitions and divestitures that have closed or are expected to close.

(h)	The adjustment reflects the write off of financing costs associated with the amendments of our senior secured credit facility and issuance of our senior notes.

(i)	The adjustment reflects the income tax impact for income from continuing operations before income taxes adjustments (a) through (h). For 2010, this adjustment also reflects the exclusion of tax expense associated with a $10.8 million correction of errors in periods primarily prior to 2007 resulting in a non-cash write-off of unrecoverable deferred tax assets.

(j)	The adjustment reflects the elimination of discontinued operations, net of tax.

(k)	The adjustment reflects an add-back of the dilutive shares, which were anti-dilutive for GAAP purposes.